EXHIBIT (a)(16)

(RS or RSU)

CATELLUS DEVELOPMENT CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING CATELLUS STOCK OPTIONS

ELECTION FORM AND AGREEMENT

Instructions:

•	Before you complete or return this form, you should read the Amended and Restated Offer Circular dated October 17, 2003 (the “Offer Circular”) that accompanies this form. You may obtain an additional copy of the Offer Circular by contacting Jaime Gertmenian at the email address, mailing address or telephone number given below. The Offer Circular contains important information about the terms and risks of the Exchange Offer, and explains many of the terms used in this form. For purposes of this form, “Eligible Options” means all outstanding Catellus stock options granted to you under our stock plans that were unvested as of December 1, 2002.

This form applies to those persons who are eligible to participate in the Offer and who are eligible to elect to receive restricted stock or restricted stock units in exchange for their Eligible Options. You are eligible to choose between restricted stock or restricted stock units only if you are eligible to participate in the Catellus Development Corporation Deferred Compensation Plan, which generally covers vice presidents or more senior officers of Catellus or senior vice presidents or more senior officers of one or more of our subsidiaries. All other eligible persons will only be entitled to receive shares of restricted stock in exchange for their Eligible Options. If you are eligible to participate in the Offer, but you are not eligible to participate in the Catellus Development Corporation Deferred Compensation Plan, please refer to the Election Form and Agreement that applies to you. The differences between restricted stock and restricted stock units are described in the Offer Circular.

•	After you have read the Offer Circular, please complete this form and return it to Catellus. You may return the form by inter-office mail, mail, courier, hand delivery (during normal business hours) or fax to the following address:

Jaime Gertmenian

Vice President, Human Resources and Administration

Catellus Development Corporation

800 North Alameda Street, Suite 100

Los Angeles, California 90012-2902

fax: 213-626-1246

For your convenience, a pre-addressed envelope was included with your package of Exchange Offer materials for you to use to return this form to Catellus through Catellus’ inter-office mail.

•	We cannot accept election forms by e-mail or any other means of delivery other than those means identified above. If you do not use the enclosed pre-addressed envelope to return this form to Catellus through the inter-office mail, you must pay all mailing or courier costs to deliver this form to Catellus. The method by which you deliver the signed election form to Catellus is at your option and risk, even if you use Catellus’ inter-office mail, and delivery will be effective only when the form is actually received by Catellus. In all cases, you should allow sufficient time to ensure timely delivery.

•	Catellus is not obligated to give you notice of any defects or irregularities in your elections on this form, nor will anyone incur any liability for failure to give any such notice. Catellus will determine, in its discretion, all questions as to the form and validity, including time of receipt, of elections. Catellus’ determination of these matters will be final and binding.

•	If you need additional information, please read the Offer Circular or contact Jaime Gertmenian at the address or fax number given above or by e-mail at jaime_gertmenian@catellus.com or telephone at 213-473-3169, or contact Willie Bogan at willie_bogan@catellus.com, by telephone at 415-974-4553, or at the following address or fax number:

Willie C. Bogan

Vice President and Associate General Counsel

Catellus Development Corporation

201 Mission Street, Second Floor

San Francisco, California 94105

fax: 415-974-4613

Please be sure to allow at least five business days for Jaime or Willie to respond to your request.

•	You should be sure to allow sufficient time to review the Offer Circular and its attachments (which, together with this Election Form and Agreement, are collectively referred to in this form as the “Offer Documents”) and the information incorporated by reference into the Offer Documents. You should also ensure that you allow adequate time and opportunity to ask any questions of the Company that you may have regarding the Exchange Offer and the Offer Documents, and to seek such advice from your independent legal, tax and/or financial advisors concerning the Exchange Offer and the Offer Documents as you may deem appropriate.

•	Please note that the Offer Documents contain all of the terms of the Exchange Offer in their entirety. You should not rely on any other documents or oral representations from Catellus or any of its officers, directors, employees, representatives, affiliates or agents in deciding whether to accept or reject the Exchange Offer.

•	DEADLINE: If you wish to accept the Exchange Offer, we must receive this election form at our offices no later than 9:00 p.m., Pacific Standard Time, on October 29, 2003, unless we extend the deadline for the Exchange Offer. If we do not receive an election form from you prior to this deadline, you will be deemed to have rejected the Exchange Offer.

A. Exchange Offer Election. I hereby (check the applicable box—if no election is checked, you will be deemed to have rejected the Exchange Offer; we will rely on the last valid election that we receive from you before the Exchange Offer deadline):

☐	Accept the Exchange Offer with respect to all of my Eligible Options. I further agree to be bound by the other terms and conditions set forth in Section D of this form. (Sign under Section C of this form and return this form to Catellus.)

☐	Reject the Exchange Offer. My Eligible Options will remain outstanding as described in the response to Question 17 in the Offer Circular. (Sign under Section C and return this form to Catellus.)

B. Replacement Award Election (For Persons Accepting the Exchange Offer Only).

1.	Form of Replacement Award Election. I hereby elect to receive my Replacement Award in (check the applicable box – if no election is checked you will be deemed to have elected to receive your replacement awards in the form of restricted stock):

☐	Restricted Stock. My Replacement Award will be granted to me in restricted shares of Catellus common stock granted under the Catellus 2000 Performance Award Plan. The restricted shares will be subject to a new three-year vesting schedule and other restrictions described in the Offer Circular.

☐	Restricted Stock Units. My Replacement Award will be credited and denominated in restricted stock units granted under the 2000 Performance Award Plan. The restricted stock units are merely bookkeeping entries used to determine the number of shares of Catellus stock to be distributed to me on the eventual payment of any units that vest. The restricted stock units will be subject to a new three-year vesting schedule and other restrictions described in the Offer Circular.

2.	Distribution Election for Restricted Stock Units (For persons who elect to receive replacement awards in restricted stock units only). I hereby elect that the restricted stock units credited with respect to my election in Section B(1) above be paid in a lump sum, to the extent then vested, on the date indicated by me below or as soon as administratively practicable thereafter (check the applicable box – if no election is checked you will be deemed to have elected to receive the payment of your vested restricted stock units on the third anniversary of the Replacement Award Grant Date – your restricted stock units are subject to earlier payment upon or following a “Change of Control” of Catellus as provided in the Offer Circular):

☐	Upon the third anniversary of the Replacement Award Grant Date.

☐	Upon the fifth anniversary of the Replacement Award Grant Date.

☐	Upon my termination of employment with the Company.

C. Signature (All Persons). I hereby represent and confirm to Catellus that:

•	I have full power and authority to sign and deliver this Election Form and Agreement and to tender Eligible Options pursuant to the terms of the Exchange Offer;

•	I understand that if I accept the Exchange Offer, I must exchange all of my Eligible Options in the Exchange Offer;

•	I understand that if I accept the Exchange Offer and receive my Replacement Award in the form of restricted shares, I agree to receive the special E&P distribution (if declared and paid) with respect to the restricted shares in a combination of cash and Catellus REIT common stock, with the ratio of cash to common stock determined as described in the Offer Circular;

•	I understand that if I accept the Exchange Offer and receive my Replacement Award in the form of restricted stock units, I agree that any dividend equivalents on my Replacement Award with respect to the special E&P distribution (if declared and paid) will be paid in a combination of cash and additional restricted stock units, with the ratio of cash to additional restricted stock units determined as described in the Offer Circular;

•	Catellus has not made any recommendation to me as to whether I should accept or reject the Exchange Offer, and any election to accept the Exchange Offer is wholly voluntary;

•	the information set forth in my Individualized Statement is correct; and

•	my election to accept or reject the Exchange Offer as set forth on this form is correct.

I understand that the Exchange Offer will expire at 9:00 p.m., Pacific Standard Time, on October 29, 2003 (the “Expiration Time”), unless Catellus subsequently extends the Expiration Time. I understand that I may not revoke my election to accept or reject the Exchange Offer after the Expiration Time. I understand that I can withdraw or change my elections on this form at any time prior to the Expiration Time only by completing and signing a new election form and returning it to Catellus prior to the Expiration Time. If I submit a new election form to Catellus prior to the Expiration Time, I understand that my previous election(s) will be cancelled, and that the election(s) marked on the new election form will be effective for all purposes relating to the Exchange Offer. The election(s) that I make on the last valid election form that is received by Catellus prior to the Expiration Time will constitute my final, irrevocable election(s).

I understand and agree that my employment with Catellus is and will continue to be on an at-will basis, and that my employment status with Catellus is not affected in any way by the Exchange Offer or by anything contained in the Offer Documents. I also understand that if I alter or modify this form in any way (other than by checking the box corresponding to my election in Part A, checking the box(es) corresponding to my election(s) in Part B, and completing the signature block below), my alterations and/or modifications will not be effective and will not be binding on Catellus.

If I have accepted the Exchange Offer (as indicated in Section A of this form) as to my Eligible Options, I agree to be bound by the other terms and conditions set forth in Section D of this form, which are hereby incorporated by reference.

This form must be completed and signed in the space below. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title must be specified, and proper evidence of the authority of such person to act in such capacity must be submitted with this form. This form and the rights and obligations of the parties hereunder, and the Offer Documents, will be construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. The parties agree that the application of Delaware law to this form, the Exchange Offer and the Offer Documents is fair and equitable.

Signature	Print Name	Date	Social Security Number

D. Other Terms and Conditions (For Persons Accepting the Exchange Offer Only)

By accepting the Exchange Offer (by marking such election in Section A of this form), and by my signature in Section C of this form, I hereby agree with Catellus as follows:

•	Subject to all of the terms and conditions of the Exchange Offer, I hereby tender all of my Eligible Options pursuant to the Exchange Offer (such exchanged options are referred to in this form as “Cancelled Options”), and I agree that all of my Cancelled Options will automatically terminate effective as of the Expiration Time of the Exchange Offer;

•	To the extent that I receive my Replacement Award in the form of restricted shares, I agree to receive the special E&P distribution (if declared and paid) with respect to the restricted shares in a combination of cash and Catellus REIT common stock, with the ratio of cash to common stock determined as described in the Offer Circular.

•	To the extent that I receive my Replacement Award in the form of restricted stock units, I agree that any dividend equivalents on my Replacement Award with respect to the special E&P distribution (if declared and paid) will be paid in a combination of cash and additional restricted stock units, with the ratio of cash to additional restricted stock units determined as described in the Offer Circular.

•	I have not previously assigned or transferred to any person (other than Catellus) any interest in the Cancelled Options, and I agree to defend, indemnify and hold harmless Catellus and its successors, assigns, affiliates, representatives, directors, officers and employees, past and present from and against any claim based on or in connection with any purported assignment or transfer.

•	Catellus will be required to issue to me a Replacement Award in exchange for my Cancelled Options only if I am an eligible employee of Catellus on the grant date for the Replacement Awards, and otherwise only in accordance with the terms set forth in the Offer Circular. If I retire or my employment with Catellus otherwise terminates for any reason (whether voluntary or involuntary, or at my election or Catellus’ election) after the Expiration Time and before Catellus issues any Replacement Awards pursuant to the Exchange Offer, I understand and agree that I will not be entitled to receive a Replacement Award, and that all of my Cancelled Options will not be reinstated, and will remain cancelled.

•	The restricted shares or RSUs subject to the Replacement Award issued in exchange for my Cancelled Options will be evidenced by a new award agreement to be issued by Catellus under the 2000 Performance Award Plan.

•	The Offer Documents comprise the entire agreement and final understanding concerning the Exchange Offer and my Cancelled Options, and the Offer Documents supersede and replace all prior agreements, proposed or otherwise, whether written or oral, between Catellus and me concerning the subject matter thereof.

•	Catellus reserves the right, upon the occurrence of certain events set forth in the response to Question 13 in the Offer Circular, to terminate or amend the offer, or to postpone its acceptance and cancellation of any Cancelled Options. In no event, however, will Catellus postpone or delay the grant of Replacement Awards after the Expiration Time of the Exchange Offer other than in anticipation of receiving any necessary governmental approvals as set forth in the response to Question 13 in the Offer Circular.

•	If any provision of the Offer Documents or this Election Form and Agreement is found to be invalid, such finding will not affect the validity and enforceability of the other provisions of such documents, so long as the essential economic provisions of this form and the Exchange Offer can still be given effect.

•	I agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this form and the Exchange Offer and which are not inconsistent with their respective terms.

FOR COMPANY USE ONLY

Accepted and Agreed on Behalf of the Company: Catellus Development Corporation (To be completed by Catellus after the Exchange to certify that the Exchange has been completed.)

Signature	Title	Date

(End of document.)

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